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Contact Information
Media:                                              Investors:
Chris Ahearn                                        Dave Hogan
Director of Corporate Communications       or       Investor Relations Manager
(704) 633-8250 Ext. 2892                            (704) 633-8250 Ext. 2529

                                                           For Immediate Release

                             DELHAIZE AMERICA, INC.

                ONE OF AMERICA'S LARGEST SUPERMARKET COMPANIES,

                 BEGINS TRADING ON THE NEW YORK STOCK EXCHANGE

NEW YORK, NY, SEPTEMBER 9, 1999--Delhaize America, Inc. (NYSE:DZA, DZB), one of the nation's largest supermarket companies, began trading today on the New York Stock Exchange under the symbols "DZA" (Class A shares) and "DZB" (Class B shares).

The formation of Delhaize America, a new holding company structure for the Food Lion, Kash n' Karry, and Save 'n Pack supermarket chains, was approved by the shareholders of Food Lion, Inc. on September 7, 1999. All former Food Lion Class A and Class B shares have been reverse split one for three and converted into Delhaize America shares.

On August 18, 1999, it was announced that Hannaford Bros. Co. (NYSE:HRD), operator of the Hannaford supermarket chain, had agreed to be acquired by Delhaize America. It is expected that Hannaford will join its sister companies under the Delhaize America umbrella by the end of 1999.

Delhaize America Chairman Pierre Beckers and Chief Executive Officer Bill McCanless appeared on the exchange platform to ring the opening bell. The first share traded on The New York Stock Exchange today was a share of Delhaize America Class A common stock.

Mr. Beckers said, "Today marks the official start of a new era for Delhaize America and the brands under its leadership. It is the mission of Delhaize America to build long-term shareholder value through the sound growth of our business, and our listing on the NYSE is one of many recent initiatives to facilitate our long-term growth."

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Mr. McCanless said, "We are extraordinarily pleased to be listed on the new
York Stock Exchange, which we believe will increase our visibility, place the Company among its peer group of large, multi-regional supermarket chains, and position us as a premier multi-regional supermarket company for the 21st century.

With 1998 sales of $10.2 billion, Delhaize America, Inc. is one of the nation's largest supermarket companies. The Company and its more than 92,000 employees serve more than 10 million customers a week at its 1,120, Food Lion and 143 Kash n' Karry and Save 'n Pack supermarkets in 11 states. With the addition of Hannaford Bros., which entered into an agreement on August 18, 1999 to be acquired by Delhaize America, the Company will have over 1,400 stores throughout the eastern United States from Maine to Florida, with total projected annual revenue for 2000 of approximately $15 billion and more than 116,000 full-time and part-time employees. For more information, visit the Delhaize America website at www.delhaize-americainc.com.

This document contains forward-looking statements that involve uncertainties. Factors that could cause results to differ materially from those in the forward-looking statements are detailed from time to time in reports filed by the Company with the SEC, including Forms 8K, 10Q and 10K.

Footage will be made available to the media via the NYSE daily Video News Release (VNR). Video footage is available to television networks and local affiliates within the continental U.S. and Canada by fiber line satellite from 2:30 p.m.-2:45 p.m. (EDT).

     Fiber Line:                        Satellite Coordinates:
                                        Telstar 4, C-Band
     Waterfront #1630                   Transponder 20
                                        Audio Feed 6.2 & 6.8

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